Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated November 16, 2020

Registration Nos. 333-236083 and 333-236083-02

Final Term Sheet

U.S.$500,000,000 3.750% Global Notes due 2031

November 16, 2020

Issuer: Suzano Austria GmbH

Guarantor: Suzano S.A.

Ranking: Senior unsecured notes

Title of Securities: 3.750% Global Notes due 2031 (the “Notes”)

Aggregate Principal Amount: U.S.$500,000,000, and together with the Issuer’s outstanding U.S.$750,000,000 3.750% Senior Notes due 2031 (“Original Notes”), a total principal amount of U.S.$1,250,000,000.

Notes: The Notes are being offered under an indenture, dated as of January 24, 2020, as supplemented by the Amended and Restated First Supplemental Indenture, dated on November 19, 2020 (the “Indenture”), in each case, entered into by and among the Company, the Guarantor and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”), registrar, paying agent and transfer agent.

The Notes will be consolidated, form a single series, and be fully fungible, with the Issuer’s outstanding Original Notes that were originally issued on September 14, 2020.

Reopening Price: 105.510% of the principal amount, plus accrued interest totaling U.S.$3,385,416.67 for the period from and including September 14, 2020 to, but not including November 19, 2020, plus accrued interest, if any, from November 19, 2020, if the settlement occurs after that date.

Maturity: January 15, 2031.

Interest Rate/Coupon: 3.750%

Interest Payment Dates: January 15 and July 15 of each year, commencing on January 15, 2021.

Interest Payment Record Dates: January 13 and July 13 of each year.

Interest Rate Step Up: From and including July 16, 2026 (the “Interest Rate Step Up Date”), the interest rate payable on the Securities shall be increased by 25 basis points to 4.000% per annum (the “Subsequent Rate of Interest”) unless the Company has notified (the “Satisfaction Notification”) the Trustee and the noteholders in writing at least 30 days prior to the Interest Rate Step Up Date (the “Notification Date”) that in respect of the year ended December 31, 2025: (i) the Sustainability Performance Target has been satisfied and (ii) the satisfaction of the Sustainability Performance Target (as defined in the Indenture) has been confirmed by the External Verifier (as defined in the Indenture) in accordance with its customary procedures. If as of the Notification Date (x) the Company fails, or is unable, to provide the Satisfaction Notification, (y) the Sustainability Performance Target has not been satisfied or (z) the External Verifier has not confirmed satisfaction of the Sustainability Performance Target, the Subsequent Rate of Interest will apply for each interest period from and including the Interest Rate Step Up Date up to, and including, the Maturity Date.

Redemption Provisions/Call Options: Prior to October 15, 2030 (the “Par Call Date”), the Company may redeem the Securities in whole at any time, or in part from time to time, at a redemption price based on a “make-whole” premium calculated on a yield of T+50 bps (as more fully described in the Preliminary Prospectus Supplement), plus accrued and unpaid interest, if any, to the redemption date. At any time on or after the Par Call Date, the Company may redeem the Securities, in whole or in part at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest on the principal amount of the Securities being redeemed to such redemption date. For purposes of optional redemption, interest will be calculated after the Interest Rate Step Up Date at the Subsequent Rate of Interest, unless the Sustainability Performance Target has been satisfied and the Issuer has provided the Satisfaction Notification.

The Company may redeem the Securities, in whole but not in part, at 100% of its principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian, Austrian or other relevant jurisdictions’ tax laws.

Yield to Worst: 3.100% (calculated as yield to October 15, 2030)

Day Count: 30/360

U.S. Treasury Benchmark: 0.875% due November 15, 2030

U.S. Treasury Benchmark Price and Yield: 99-24 and 0.901%

Spread to U.S. Treasury Benchmark: 219.9 bps

Settlement Date*: November 19, 2020

Minimum Denomination: U.S.$1,000 x U.S.$1,000

Global Coordinators and Joint Bookrunners: BofA Securities, Inc. and J.P. Morgan Securities LLC

Joint Bookrunners: Banco Bradesco BBI S.A., Banco Safra S.A., acting through its Cayman Islands Branch, BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, Itau BBA USA Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Rabo Securities USA, Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.

Expected Notes Ratings**: S&P: BBB- / Fitch: BBB-

CUSIP: 86964WAJ1

ISIN: US86964WAJ18

Listing: The Company expects to list the Notes on the New York Stock Exchange.

* We expect that delivery of the Notes will be made to investors on or about November 19, 2020, which will be the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes prior to the settlement date should consult their own advisors.

** A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the securities to which this final term sheet relates have been registered by Suzano Austria GmbH and Suzano S.A. by means of a registration statement on Form F-3 (Registration Nos. 333-236083, 333-236083-01 and 333-236083-02).

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the guarantor or any underwriter participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BofA Securities, Inc. at +1-800-294-1322 or J.P. Morgan Securities LLC at 1-212–834-4533.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the ‘‘PRIIPs Regulation’’) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPS Regulation.